Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the TerraForm Power, Inc. (“TERP”) 2018 Amended and Restated Long-Term Incentive Plan of Brookfield Renewable Corporation (the “Corporation”) of:

1.

our reports dated February 28, 2020 with respect to the consolidated financial statements of Brookfield Renewable Partners L.P. (the “Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting, included in the Partnership’s Annual Report (Form 20-F) for the year ended December 31, 2019 filed with the Securities and Exchange Commission (the “SEC”);

2.

our report dated April 21, 2020 with respect to the combined carve-out financial statements of the United States, Colombian and Brazilian operations of the Partnership as at December 31, 2019 and 2018 and each of the years in the three-year period ended December 31, 2019, included in the Corporation’s and Partnership’s prospectus relating to the special distribution filed with the SEC on June 29, 2020 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”); and

3.

our report dated April 21, 2020 with respect to the consolidated financial statements of the Corporation as at December 31, 2019 and the period then ended, included in the Corporation’s and Partnership’s prospectus relating to the special distribution filed with the SEC on June 29, 2020 pursuant to Rule 424(b)(3) under the Securities Act.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

July 31, 2020